Exhibit 99.1

Contacts:
Brandon Borrman	JoAnn DeGrande
Starbucks Media Relations	Starbucks Investor Relations
(206) 318-7100	(206) 318-7893
Starbucks Poises Organization for Continued Global Growth
Strategic Realignment of Key Executives Includes
Appointment of Chief Operating Officer
SEATTLE; July 17, 2007 – With a focus on rapid global expansion, Starbucks Coffee Company (NASDAQ: SBUX) today announced the realignment of its executive management team leveraging its strength and experience to maximize operational resources and deliver a seamless, global Starbucks Experience.
The new management structure includes the appointment of Martin Coles, currently president Starbucks Coffee International, to chief operating officer, reporting directly to president and ceo, Jim Donald.
As chief operating officer, Coles will manage global operations as the Company continues its rapid growth. Coles will be responsible for United States and International store operations and store development, the Global Consumer Products Group and Supply Chain Operations.
“Martin’s promotion to chief operating officer is the natural next step in Starbucks growth as a leading international retail company. His proven expertise in global operational excellence will be invaluable as the Company continues on pace to double in size in the next four to five years,” commented Donald. “This is an important strategic appointment that will optimize operations as we continue our growth around the world.”
Coles brings significant global retail experience having served as president, Starbucks Coffee International since 2004. Prior to joining Starbucks, Coles served as president and ceo of Reebok International. His experience also includes senior management positions such as executive vice president, Nike, Inc.; senior vice president, international operations for Gateway, Inc.; and vice president, operations for one of PepsiCo, Inc.’s U.S. Bottling Operations. Coles also served in various management roles for Procter & Gamble both in the U.K. and later in the U.S.
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“This management structure will allow us to leverage key learnings and best practices across the enterprise. Our goal is to ensure that the Starbucks Experience consistently exceeds expectations for every one of our customers, in every one of our stores anywhere in the world,” commented Coles, Starbucks coo designate.
Other Key Executive Appointments
As part of the realignment, other key appointments include long-time Starbucks partners Jim Alling to president, Starbucks Coffee International and Launi Skinner to president, Starbucks Coffee, U. S., who will both report directly to Coles.
Alling most recently served as president, Starbucks Coffee U.S. During 2005 and 2006, the two fiscal years he managed the Company’s largest operating unit, the U.S. business opened 2,700 stores and U.S. net revenues grew 45 percent from $4.3 billion in fiscal 2004 to $6.2 billion in fiscal 2006. Prior to his most recent role, Alling held several leadership positions in U.S. Retail including marketing, foodservice and grocery. Alling brings strong operational experience including driving the growth in the foodservice, licensed partnerships and Company-operated stores areas of the U.S. business. The presidents of the Company’s five international regions will report to Alling, providing a depth of international support and experience. Alling joined Starbucks in 1997 following a lengthy career with Nestle USA.
Skinner, who most recently served as senior vice president, Store Development, joined Starbucks in 1993. She was appointed to her most recent role in October 2004. During her tenure, she successfully strengthened the skills and expertise of the U.S. Store Development team, which allowed the Company to rapidly expand its U.S. store presence during that period. Under Skinner’s leadership, the Company grew its store portfolio and accelerated the opening of Drive-thru stores as well as the expansion into underdeveloped markets. Prior to her leadership in store development, Skinner was responsible for oversight of the Company’s largest regional operations in the Pacific Northwest as well as vice president, Starbucks Coffee Canada. Skinner will now be responsible for overseeing the U.S. business including retail and foodservice operations.
“Martin, Jim and Launi’s new roles demonstrate the depth and breadth of our management team and exemplify the internal talent that is capable of leading Starbucks growth for years to come,” said Donald.
“We see unparalleled demand for Starbucks around the world. This new infrastructure is aligned to support our continued rapid growth and is a natural evolution of the business,” said Howard Schultz, Starbucks chairman. “These key appointments will ensure that we deliver a consistent, quality coffee experience globally and position our Company for continued success.”
Coles, Alling and Skinner will transition into their new roles during the next six weeks. The new management structure will take effect September 4, 2007. As previously announced, Pete Bocian, cfo designate, will transition to cfo on October 1, 2007.
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About Starbucks
Starbucks Coffee Company provides an uplifting experience that enriches people’s lives one moment, one human being, one extraordinary cup of coffee at a time. To share in the experience, visit www.starbucks.com.
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